Exhibit 23(ii)

                       Consent of Independent Accountants

     We hereby consent to incorporation in this Registration Statement of NUI Holding Company on Form S-3 of our audited Consolidated Financial Statements and schedules and audited Summary Consolidated Financial Data and our report in NUI Utilities, Inc.'s 1993 Annual Report. We also consent to all references to our firm.

ARTHUR ANDERSEN LLP

/s/ Arthur Anderson LLP

New York, New York
March 1, 2001